Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-163463
June 21, 2011
US Airways, Inc. (“US Airways”)

Securities:	Class A Pass Through Certificates, Series 2011-1 (“Class A Certificates”)	Class B Pass Through Certificates, Series 2011-1 (“Class B Certificates”)

Amount:	$293,944,000	$94,283,000

CUSIP:	903436 AA1	903436 AB9

ISIN:	US903436AA15	US903436AB97

Coupon:	7.125%	9.750%

Make-Whole Spread over Treasuries:	0.50%	0.50%

Available Amount under Liquidity Facility at April 22, 2012:	$30,910,601	$13,567,174

Initial Maximum Commitment Amount Under Liquidity Facility:	$31,415,265	$13,788,889

Public Offering Price:	100%	100%

Expected Ratings:

Standard & Poor’s Ratings Services	BBB	B+

Moody’s Investor Service, Inc.	Ba2	B2

Underwriting:

Goldman, Sachs & Co.	$117,577,600	$37,713,200

Citigroup Global Markets Inc.	$73,486,000	$23,570,750

Credit Suisse Securities (USA) LLC	$51,440,200	$16,499,525

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$33,803,560	$10,842,545

Barclays Capital Inc.	$14,697,200	$4,714,150

Natixis Securities North America Inc.	$2,939,440	$942,830

Concession to Selling Group Members:	0.60%	0.60%

Discount to Broker/Dealers:	0.25%	0.25%

Underwriting Commission:	$3,882,270

US Airways’ Transaction Expenses:	$3,300,000

Underwriting Agreement:	Dated June 21, 2011

Settlement:	June 28, 2011 (T+5) closing date, the fifth business day following the date hereof

Preliminary Prospectus Supplement:	US Airways has prepared a Preliminary Prospectus Supplement, dated June 21, 2011, which includes additional information regarding the Class A and Class B Certificates
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, Citigroup Global Markets Inc. at 1-212-723-6171 or Credit Suisse Securities (USA) LLC at 1-800-221-1037.